Exhibit 2.1

separation Agreement*

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

* Corrected pages included by mutual agreement of the parties.

-i-

-ii-

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of August 4, 2014, by and between Symmetry Medical Inc., a Delaware corporation (the “Company”), and Racecar Spinco Inc., a Delaware corporation (“SpinCo”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger dated as of August 4, 2014 (the “Merger Agreement”), by and among the Company, TecoStar Holdings, Inc., a Delaware corporation, Tecomet Inc., a Massachusetts corporation (“Buyer”), and TecoSym Inc., Delaware corporation (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company being the Surviving Corporation in the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Company’s operations are divided into two reporting segments for purposes of financial reporting: the Symmetry Surgical Business and the OEM Solutions Business;

WHEREAS, Buyer desires to acquire from the Company, and the Company desires to transfer to Buyer, only the OEM Solutions Business, upon the terms and subject to the conditions set forth in the Merger Agreement, and not the Symmetry Surgical Business;

WHEREAS, SpinCo has been formed by the Company to hold the Symmetry Surgical Business;

WHEREAS, the Parties desire to effect the Separation;

WHEREAS, pursuant to the Merger, the common stock of the Company will be converted into the right to receive cash and shares of SpinCo Common Stock, in the amounts and on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, the parties intend that this Agreement, including the schedules hereto, shall set forth the principal arrangements between them regarding the Separation.

NOW, THEREFORE, in consideration of the foregoing and the covenants and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

The following terms shall have the meanings assigned to them below whenever they are used in this Agreement and terms defined elsewhere in this Agreement shall have the meanings ascribed to them at the location of their definition indicated below. Except where the context otherwise requires, words imparting the singular shall include the plural and vice versa.

“AAA” shall mean the American Arbitration Association.

“Accounting Firm” shall have the meaning set forth in Section 10.1(a)(iii).

“Action” shall mean any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, including a Subsidiary (as defined below). As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise; provided, that control based solely on the basis of ownership of voting securities or other interests shall be deemed to exist only if such ownership is in excess of twenty percent (20%) of the then outstanding shares of common stock or the combined voting power of such Person.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Ancillary Agreements” shall mean the Transition Services Agreement, the Shared IP Cross License Agreement, the Supply Agreement, the Quality Agreement and the Transfer Documents. The Ancillary Agreements shall not include the Merger Agreement.

“Buyer” shall have the meaning set forth in the recitals.

“Cash-Out Option” shall mean each Company Option that is outstanding as of immediately prior to the Effective Time and that has an exercise price per share of Company Common Stock that is less than the sum of (a) the Merger Consideration, plus (b) the fair market value of a share of SpinCo Common Stock as of immediately prior to the Effective Time (as determined by the Company Board).

“Chosen Courts” shall have the meaning set forth in Section 9.5(a)(i).

“Closing Indebtedness” shall have the meaning set forth in Section 6.9(a).

“Combined Books and Records” shall have the meaning set forth in Section 8.1(c).

“Commission” shall mean the United States Securities and Exchange Commission or any successor agency thereto.

“Company” shall have the meaning set forth in the introductory paragraph.

“Company Books and Records” shall have the meaning set forth in Section 8.1(b).

“Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

“Company Consolidated Group” shall mean (a) an “affiliated group” as defined in Section 1504(a) of the Code of which the Company is the common parent and a member of the SpinCo Group is a member and (b) any group with respect to which a member of the SpinCo Group is included in a federal, state, local or foreign consolidated, combined or unitary Tax Return with the Company or any of its Subsidiaries for state, local or foreign tax purposes.

“Company Consolidated Returns” shall mean any federal, state, local or foreign consolidated, combined or unitary Tax Return of a Company Consolidated Group.

“Company Group” shall mean the Company and each of its direct and indirect Subsidiaries immediately following the implementation of the Spinoff Plan, expressly excluding the SpinCo Group.

“Company Liabilities” shall mean all Liabilities of the Company Group arising out of the OEM Solutions Business at any time prior to, at or after the Effective Time, and which, for the avoidance of doubt, shall not include any SpinCo Liabilities.

“Company Restricted Business” shall mean the marketing, manufacture or distribution for sale of surgical hand-held instruments, retractor systems, sterile disposable surgical products and sterilization containers, in each case, for sale directly to hospitals, physician’s offices, surgical centers or other healthcare providers.

“Company Separate Returns” shall have the meaning set forth in Section 10.1(b).

“Consents” shall mean any consents, waivers or approvals required from, or notification required to be made to, any Third Party (other than a Governmental Authority) in connection with the Separation or the Merger.

“Contract” shall mean any contract, obligation, indenture, agreement, lease, purchase order, commitment, permit, license, note, bond, mortgage, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under applicable Law, but excluding this Agreement and any Ancillary Agreement save as otherwise expressly provided in this Agreement or any Ancillary Agreement.

“Exchange” shall mean the NASDAQ Global Market.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

“Foreign Retained Subsidiaries” shall mean, collectively, Symmetry Medical Malaysia, SDN, Symmetry Medical Ireland, Ltd and Symmetry Medical Polyvac SAS.

“FSA” shall have the meaning set forth in Section 6.2(c)(ii).

“Genstar Fund” shall mean, collectively, Genstar Capital Partners V, L.P. and Genstar Capital Partners VI, L.P.

“Genstar Affiliates” shall mean, with respect to any Genstar Fund, (a) the directors, officers, employees, members and managers of such Genstar Fund, its general partner and/or manager and its Affiliated Funds (as defined below); (b) any affiliated funds managed or advised by such Genstar Fund’s general partner or manager (the “Affiliated Funds”); and (c) any portfolio company of such Genstar Fund or any of the Affiliated Funds other than Buyer and its Subsidiaries.

“Governmental Approvals” shall mean any notices, reports or other filings required to be made, and any consents, registrations, approvals, permits or authorizations required to be obtained from, any Governmental Authority, in each case, in connection with consummation of the Separation or the Merger.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” shall mean either the Company Group or the SpinCo Group, as the case may be.

“HSA Plan” shall have the meaning set forth in Section 6.2(c)(iii).

“Indebtedness Statement” shall have the meaning set forth in Section 6.9(a).

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

“Indemnitee” shall have the meaning set forth in Section 5.4(a).

“Information” shall mean information, whether or not patentable or copyrightable or a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, employee information, compensation information, financial information, projections, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

“Insurance Proceeds” shall mean those monies (a) received by an insured from an unaffiliated Third Party insurer under any Shared Policy, or (b) paid by such Third Party insurer on behalf of an insured under any Shared Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

“Insured Company Liabilities” shall mean that portion of any Company Liability to the extent, and only to the extent, that, with respect to such portion of such Liability, Insurance Proceeds of the Shared Policies are actually recoverable by a member of the SpinCo Group directly, as a holder, successor in interest or permitted assignee under the terms of the Shared Policies in accordance with applicable Law, and not by any member of the Company Group.

“Insured SpinCo Liabilities” shall mean that portion of any SpinCo Liability to the extent, and only to the extent, that, with respect to such portion of such Liability, Insurance Proceeds of the Shared Policies are actually recoverable by a member of the Company Group directly, as a holder, successor in interest or permitted assignee under the terms of the Shared Policies in accordance with applicable Law, and not by any member of the SpinCo Group.

“Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks and all goodwill associated therewith, (c) copyrights and copyrightable subject matter, whether statutory or common law, registered or unregistered and published or unpublished, (d) rights of publicity, (e) moral rights and rights of attribution and integrity, (f) rights in Software, (g) trade secrets and all other Information, know-how, inventions, improvements, processes, formulae, models and methodologies, (h) rights to personal information, (i) internet domain names, social media accounts, telephone numbers and internet protocol addresses, (j) applications and registrations for the foregoing, and (k) rights and remedies with respect to past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

“Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” shall mean any and all debts, guarantees, liabilities and obligations whatsoever, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable of any kind or nature whatsoever, including those arising under any Law or Action (including any product liability or warranty claim), whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, and those arising under any Contract or any fines, damages or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto.

“Marks” shall have the meaning set forth in Section 6.3.

“Merger” shall have the meaning set forth in the recitals.

“Minimum Cash Amount” shall mean (a) with respect to any Foreign Retained Subsidiary, $333,333 and (b) with respect to the Company or any other Subsidiary, zero.

“OEM Solutions Business” shall mean the business related to third party contract manufacturing, as described in the audited consolidated balance sheet of the OEM Solutions Business financial reporting segment as of December 29, 2012 and December 28, 2013, and the related consolidated statements of operations, changes in net parent investment and accumulated other comprehensive income, comprehensive income and cash flows, attached hereto as Schedule 1.1(a).

“Parties” shall mean the parties to this Agreement.

“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

“Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Post-Closing Tax Period” shall mean any taxable period beginning after the date of the Effective Time and the portion determined under Section 10.2(a) beginning after the date of the Effective Time for a Straddle Period.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the date of the Effective Time and the portion determined under Section 10.2(a) through the end of the date of the Effective Time for a Straddle Period.

“Redemption” shall mean the conversion in partial redemption described in clause (i) of Section 3.1(a) of the Merger Agreement.

“Registered Intellectual Property” means patents, patent applications, trademark registrations or applications for registration, copyright registrations and domain names.

“Restricted Business” shall mean the marketing, manufacture or distribution of medical devices, medical instruments, medical sterilization cases or trays, or aerospace products on a contract manufacturing basis for third parties providing such devices, instruments or cases as part of a value-added product offering or providing supply chain management to third party medical device companies, but excluding order to cash services in the United States.

“Restricted Period” shall have the meaning set forth in Section 6.6.

“Rules” shall have the meaning set forth in Section 9.3.

“Separation or Redemption Taxes” shall have the meaning set forth in Section 10.2(d).

“Shared Policies” shall mean all Policies, entered prior to the Effective Time and set forth on Schedule 1.1(b), which are between or among a member of the Company Group, the SpinCo Group or any of their respective Affiliates and one or more Third Parties that benefit both the OEM Solutions Business and the Symmetry Surgical Business.

“SpinCo” shall have the meaning set forth in the introductory paragraph.

“SpinCo Assets” shall have the meaning set forth in Section 2.2.

“SpinCo Books and Records” shall have the meaning set forth in Section 8.1(a).

“SpinCo Common Stock” shall mean the common stock of SpinCo, $0.01 par value per share.

“Spinco Consideration Equivalent Amount” shall mean with respect to each Company Option, a number of shares of SpinCo Common Stock equal to the result, if a positive number, of (a) the fair market value of a share of Company Common Stock (as determined by the Company Board) as of immediately prior to the Effective Time, minus the exercise price per share of Company Common Stock of such Company Option, multiplied by (b) the number of shares of Company Common Stock underlying such Company Option, divided by (c) the fair market value of a share of SpinCo Common Stock (as determined by the Company Board) as of immediately prior to the Effective Time.

“SpinCo Consolidated Group” shall mean (a) the affiliated group of corporations as defined in Section 1504(a) of the Code as in existence after the date of the Effective Time of which SpinCo is the common parent and (b) any group in existence after the date of the Effective Time with respect to which a member of the SpinCo Group is included in a federal, state, local or foreign consolidated, combined or unitary Tax Return with SpinCo or any of its Subsidiaries for state, local or foreign tax purposes.

“SpinCo Group” shall mean SpinCo and each of its direct and indirect Subsidiaries immediately following implementation of the Spinoff Plan.

“SpinCo Group Pre-Closing Taxes” shall have the meaning set forth in Section 10.2(b).

“SpinCo Liabilities” shall have the meaning set forth in Section 2.3.

“SpinCo Marks” shall have the meaning set forth in Section 6.2.

“SpinCo Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of the Company or any of its Affiliates or predecessors, which relate only to the Symmetry Surgical Business and are assignable to the SpinCo Group.

“SpinCo Separate Returns” shall have the meaning set forth in Section 10.1(b).

“SpinCo Tax Items” shall have the meaning set forth in Section 10.1(a)(i).

“SpinCo Taxes” shall mean, without duplication, (a) SpinCo Group Pre-Closing Taxes, as determined pursuant to Section 10.2(b), (b) Separation or Redemption Taxes, as determined pursuant to Section 10.2(d), and (c) Transfer Taxes for which SpinCo is responsible pursuant to Section 10.3.

“Spinoff Plan” shall have the meaning set forth in Section 2.2.

“Straddle Period” shall mean any taxable period that include but does not end on the Closing Date.

“Subsidiary” means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Buyer or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) of such corporation or other legal entity.

“Symmetry Surgical Assets” shall mean all of the equipment, machinery, fixtures, physical assets, inventory, improvements and other personal, mixed or moveable property or interests reflected on the Symmetry Surgical Balance Sheet.

“Symmetry Surgical Balance Sheet” shall mean the unaudited consolidated balance sheet of the Symmetry Surgical financial reporting segment as of December 28, 2013, attached hereto as Schedule 1.1(c).

“Symmetry Surgical Business” shall mean the business related to surgical supply, as described in the Symmetry Surgical Balance Sheet.

“Symmetry Surgical Employees” shall mean all employees of the SpinCo Group, including Transferred Symmetry Surgical Employees.

“Target Indebtedness Amount” shall mean $165,200,000.

“Tax Benefit Attribute” means any net operating loss, net capital loss, foreign tax credit, general business credit or any other similar Tax asset or attribute.

“Tax Package” shall have the meaning set forth in Section 10.1(a)(ii).

“Territory” shall mean the world.

“Third Party” shall mean any Person other than the Company, any Company Affiliate, SpinCo and any SpinCo Affiliate.

“Third Party Claim” shall have the meaning set forth in Section 5.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.4.

“Transfer Taxes” shall have the meaning set forth in Section 10.3.

“Transfer-Eligible Symmetry Surgical Employees” shall mean those employees of the Company Group providing services to the SpinCo Group and identified on Schedule 1.1(d).

“Transferred Symmetry Surgical Employees” shall mean those Transfer-Eligible Symmetry Surgical Employees who accept offers of employment with a member of the SpinCo Group pursuant to Section 6.2.

Article II
THE SEPARATION

Section 2.1           Timing and Conditions. The Separation shall be effected in accordance with the Spinoff Plan and shall be completed only after all the conditions to the Merger as set forth in Article VII of the Merger Agreement have been satisfied or waived in accordance with their terms, other than (a) the condition set forth in Section 7.3(g) of the Merger Agreement with respect to the Separation, and (b) those conditions that by the nature of their terms are to be satisfied at the Closing.

Section 2.2           Contributions. In order to effectuate the Separation, and in accordance with the plan and structure set forth on Schedule 2.2 (such plan and structure being referred to herein as “Spinoff Plan”), the Company shall (and shall cause its Subsidiaries to) contribute, assign, transfer and convey to SpinCo, prior to the Effective Time, all rights, title and interests in and to the following equity securities, assets and properties of the Symmetry Surgical Business (collectively, the “SpinCo Assets”), in each case to the extent such contribution, assignment, transfer or conveyance is not prohibited by applicable Law:

(a)          Equity Securities of Subsidiaries. All of the outstanding shares of capital stock, membership interests and other equity interests, as applicable, of each of Olsen Medical LLC, Specialty Surgical Instrumentation, Inc. and Symmetry Surgical International Inc.;

(b)          Symmetry Surgical Assets. The Symmetry Surgical Assets;

(c)          Corporate Assets. All tangible assets set forth on Schedule 2.2(c), which assets relate to corporate overhead and general administration of the Company and are used primarily in the Symmetry Surgical Business;

(d)          Contracts. (i) All Contracts (including open purchase orders) relating exclusively to the Symmetry Surgical Business set forth on Schedule 2.2(d)(i), (ii) all Contracts (including open purchase orders) relating to the corporate overhead and general administration of the Company that are used primarily in the Symmetry Surgical Business and set forth on Schedule 2.2(d)(ii), and (iii) all employment agreements, executive benefit agreements, severance agreements and other similar individual Contracts with any Symmetry Surgical Employees;

(e)          Real Property Leases. The real property leases set forth on Schedule 2.2(e) under the heading “Symmetry Surgical Business”. Schedule 2.2(e) also identifies all real property leases to which the Company or a Retained Subsidiary is a party that will remain with the Company or a Retained Subsidiary following the Separation under the heading “OEM Solutions Business”;

(f)          Accounts Receivable; Cash. (i) All accounts receivables of the Symmetry Surgical Business, of the kinds and sources reflected in the chart of accounts set forth on Schedule 2.2(f), (ii) the deferred payment in the amount of up to £400,000 payable by HLD Corporation, Ltd. in connection with the sale of Clamonta Ltd, pursuant to that certain Share Purchase Agreement dated May 21, 2014, to the extent such payment is actually received by the Company (net of any applicable Taxes owed by the Company in respect thereof), and (iii) all cash and cash equivalents of the Company as of the Closing Date, which shall be paid into one or more accounts designated by SpinCo, but only to the extent that such payments would not result in the failure of the condition set forth in Section 7.3(f) of the Merger Agreement to be satisfied;

(g)          Intellectual Property. (i) The Registered Intellectual Property identified on Schedule 2.2(g), (ii) all other Intellectual Property, excluding Registered Intellectual Property, used or held for use primarily in the operation of the OEM Solutions Business and (iii) all documentation and physical embodiments of all Intellectual Property in clauses (i) and (ii);

(h)          Software. All rights in the software set forth on Schedule 2.2(h);

(i)           Books and Records. (i) Copies of all records, ledgers and files, whether written or in electronic form, that relate primarily to the Symmetry Surgical Business (provided that a reasonable number of copies of all such records shall be retained by the Company for archival purposes), including emails, financial and accounting records, and other records and documentation containing Information that relates primarily to the Symmetry Surgical Business, as well as emails of the Transferred Symmetry Surgical Employees primarily concerning the Symmetry Surgical Business, (ii) upon the reasonable request of SpinCo, copies of all accounting and other records (including records relating to the provision of benefits under any employee benefit plan or other compensatory agreement or arrangement covering Symmetry Surgical Employees), ledgers and files, whether written or in electronic form (other than the items described in clause (i) above) to the extent relating to the Symmetry Surgical Business that are not described in clause (i) above and (iii) copies of all Tax Returns, Tax work papers and related records and files relating to the Company and its Subsidiaries for taxable periods (or portions thereof) ending on or prior to the Closing Date;

(j)          Authorizations. All licenses, permits, approvals and authorizations issued or granted by any Governmental Authority set forth on Schedule 2.2(j), which are used or held for use primarily in connection with the Symmetry Surgical Business;

(k)          Insurance. (a) All Contracts of insurance identified on Schedule 2.2(k)(i), (b) the SpinCo Policies set forth on Schedule 2.2(k)(ii), and (c) all rights of SpinCo and the SpinCo Group set forth in Sections 4.1 and 4.2;

(l)           Goodwill. All goodwill of the Symmetry Surgical Business; and

(m)         Actions. All Actions and rights to sue at law or in equity against any Person relating exclusively to the Symmetry Surgical Business (including with respect to the Intellectual Property included in the SpinCo Assets pursuant to Section 2.2(g)), including the right to seek equitable and legal relief and receive all proceeds and damages therefrom (including damages for past, present and future infringement of such Intellectual Property).

For the avoidance of doubt, the structure and steps of the Spinoff Plan shall not be changed without the prior written consent of Buyer, and any contribution of assets or liabilities contemplated pursuant to Sections 2.2 and 2.3 and any settlement of intercompany debt or repatriation of cash held in a non-U.S. jurisdiction shall, absent express written consent by Buyer, be effected only in accordance therewith.

Section 2.3           Assumption. In furtherance of the Separation and in accordance with the Spinoff Plan, SpinCo shall accept the SpinCo Assets as contributed, assigned, transferred and conveyed to it pursuant to Section 2.2 herein, and shall assume, discharge and be solely responsible for the following:

(a)          Liabilities. All Liabilities set forth on Schedule 2.3(a) and any other Liabilities to the extent relating to, arising out of or resulting from the Symmetry Surgical Business and the SpinCo Group, including all Liabilities to the extent relating to, arising out of or resulting from:

(i)          the operation of the Symmetry Surgical Business, or any other business of any member of the SpinCo Group, as conducted at any time before, at or after the Effective Time;

(ii)         SpinCo Taxes;

(iii)        except as expressly set forth in Section 6.2, the Symmetry Surgical Employees and the Transfer-Eligible Symmetry Surgical Employees, including any claim made by any of them in the course of such employee’s employment against any member of the Company Group or the SpinCo Group, regardless of whether such claim arises prior to or after the Effective Time;

(iv)        any act or omission by any director, officer or representative of the Symmetry Surgical Business or the SpinCo Group (whether or not such act of failure to act is or was within such Person’s authority), to the extent related to the Symmetry Surgical Business;

(v)         any SpinCo Assets;

(vi)        the protection or restoration of, or prevention of harm to, the environment or natural resources, the protection of human and occupational health and safety, or otherwise arising under Environmental Laws or relating to Materials of Environmental Concern to the extent arising out of (A) the operation of the Symmetry Surgical Business, as conducted at any time before, at or after the Effective Time, (B) any of the SpinCo Assets, including any other businesses, operations or properties associated with the SpinCo Assets (including any businesses, operations or properties for which a current or future owner or operator of the SpinCo Assets or the Symmetry Surgical Business may be alleged to be responsible as a matter of Law, contract or otherwise due to such ownership or operation of the SpinCo Assets or Symmetry Surgical Business), in any case, whether arising before, at or after the Effective Time or (C) the operation of any business conducted by any member of the SpinCo Group at any time before, at or after the Effective Time;

(vii)       the recall of the Quad-Lock Sterilization System sold by the Symmetry Surgical Business, and any product liability or warranty claims relating to such products; and

(viii)      the recall of any products produced by the OEM Solutions Business for or on behalf of the Symmetry Surgical Business prior to the Closing.

(b)          Transaction Expenses. All fees and expenses incurred prior to the Effective Time (whether paid or payable prior to or after the Effective Time) to third parties by the Company and/or its Affiliates in connection with this Agreement, the Merger Agreement and the Separation, including (i) all fees and expenses owed to the Paying Agent, the respective financial, legal and accounting advisors of the foregoing, and fees for the liability insurance policies referenced in Section 6.6(b) of the Merger Agreement, (ii) all unpaid payment obligations of the Company, SpinCo or any of their respective Subsidiaries that become due solely as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement under any change in control, transaction bonus or similar agreement or arrangement with any employee, consultant, independent contractor or director of the Company, SpinCo or any of their respective Subsidiaries, and (iii) severance payments or similar obligations made or provided, or required to be made or provided by the Company, SpinCo or any of their respective Subsidiaries to any employee, consultant, independent contractor or director of the Company, SpinCo or any of their respective Subsidiaries, in each such case excluding, for the avoidance of doubt, all fees and expenses incurred by the Genstar Funds or the Genstar Affiliates in connection with this Agreement, the Merger Agreement or the Separation. All of such fees and expenses shall be paid by the Company at the Closing or, to the extent not paid at the Closing but incurred prior to the Effective Time, by SpinCo promptly upon request of the Company or any of its Affiliates.

The Liabilities described and encompassed in this Section 2.3 are hereinafter referred to as the “SpinCo Liabilities”.

Section 2.4           Transfer Documents. In furtherance of the contribution, assignment, transfer and conveyance of the SpinCo Assets and the assumption of the SpinCo Liabilities in accordance with Section 2.2 and Section 2.3, on the date that such SpinCo Assets are contributed, assigned, transferred or conveyed or such SpinCo Liabilities are assumed (a) the Company and SpinCo shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of partnership interests, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all right, title and interest in and to such SpinCo Assets to the applicable transferee thereof provided in the Spinoff Plan, and (b) the Company and SpinCo shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of such SpinCo Liabilities by the applicable assignee thereof provided in the Spinoff Plan, in each case in form and substance approved by Buyer. All of the foregoing documents contemplated by this Section 2.4 shall be referred to collectively herein as the “Transfer Documents.”

Section 2.5           Governmental Approvals; Consents.

(a)          Governmental Approvals. The Parties shall use their respective reasonable commercial efforts to obtain any Governmental Approvals as promptly as practicable following the date of this Agreement. If and to the extent that the valid, complete and perfected transfer or assignment to SpinCo or one of its Subsidiaries, as the case may be, of any SpinCo Assets would be a violation of applicable Law or require any Governmental Approval in connection with the Separation, then, unless the Company shall otherwise determine, the transfer or assignment to SpinCo or one of its Subsidiaries, as the case may be, of such SpinCo Assets shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or each of such Governmental Approvals has been obtained.

(b)          Consents. The Parties shall use their respective reasonable commercial efforts to obtain any Consents as promptly as practicable following the date of this Agreement. Notwithstanding the foregoing, no Party shall be obligated to pay any consideration therefor to any Third Party from whom any such Consent is requested (unless such Party is fully reimbursed by the requesting Party).

Section 2.6           Deferred Transfers.

(a)          Deferred Assets. If the transfer or assignment of any SpinCo Asset intended to be transferred or assigned pursuant to Section 2.2 is not consummated prior to the Effective Time, whether as a result of the provisions of Section 2.5 or for any other reason, then the Company shall retain such SpinCo Asset and shall thereafter hold such SpinCo Asset in trust solely for the use and benefit of SpinCo (and at the sole expenses of SpinCo) to the extent not prohibited by Law.

(b)          Deferred Transfer. If and when the Consents and/or Governmental Approvals, or any other impediments to transfer, the absence of which caused the deferral of transfer of any SpinCo Asset pursuant to Section 2.5 or otherwise, are obtained or removed (as appropriate), the transfer of the SpinCo Asset (and the assumption of all SpinCo Liabilities related to such SpinCo Asset) shall be effected in accordance with the terms of this Agreement and any applicable Ancillary Agreement.

(c)          Continuing Obligation. If the Parties are unable to obtain, or to cause to be obtained, any Governmental Approval or Consents contemplated under Section 2.5 to transfer or assign any Contract, license or other obligation, then (i) the Company or the member of the Company Group, as applicable, that is party to or otherwise bound by such Contract, license, or other obligation shall continue to be party to or bound by such Contract, license or other obligation, in each case (unless prohibited by Law or the terms thereof), as agent or subcontractor for SpinCo or member of the SpinCo Group to which such SpinCo Asset is to be assigned, transferred or conveyed hereunder had the impediment to transfer not existed, and (ii) SpinCo shall, or shall cause a member of the SpinCo Group to, pay, perform and discharge fully all the obligations or other Liabilities of the Company or member of the Company Group thereunder from and after the Closing Date; provided, however, that neither the Company nor any member of the Company Group shall be obligated to extend, renew or otherwise cause such Contract, license or other obligation to remain in effect beyond the term in effect as of the Closing Date. SpinCo shall indemnify the Company and the members of the Company Group and hold each of them harmless against any and all Liabilities arising in connection with any such SpinCo Asset that is not transferred to SpinCo; provided, that SpinCo shall have no obligation to indemnify the Company any member of the Company Group with respect to any matter to the extent that the Liability results from the Company having engaged in any violation of Law or fraud in connection therewith. The Company shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to SpinCo (or to another member of the SpinCo Group designated in writing by SpinCo) all money, rights and other consideration received by it or any member of its Group in respect of such retained Contract, license or other obligation. If and when any such Governmental Approval or Consent shall be obtained or such SpinCo Asset shall otherwise become assignable or capable of novation, the Company shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of the Company Group to SpinCo (or to another member of the SpinCo Group designated in writing by SpinCo) without payment of any further consideration and the SpinCo, or another member of the SpinCo Group, without the payment of any further consideration, shall assume such rights, obligations and other Liabilities.

Section 2.7           Termination of Agreements. Except with respect to this Agreement, the Merger Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated herein or therein to survive by their terms) on behalf of the Parties and their respective Groups, the Parties hereby terminate any and all written or oral agreements, arrangements, commitments or understandings (including tax sharing or allocation agreements), solely between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and the Company and/or any member of the Company Group, on the other hand, effective as of the Closing Date. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. Notwithstanding the foregoing, the Groups shall settle or otherwise contribute to capital all intercompany receivables and payables between the Company Group and the SpinCo Group as of the Closing Date, and after the Closing Date neither Group shall owe any further amounts to the other Group in respect of such intercompany receivables and payables. The provisions of this Section 2.6 shall not apply to any agreement, arrangement, commitment or understanding to which any Person other than the Parties and their respective wholly-owned Subsidiaries is a party.

Section 2.8           Further Actions. From time to time following the Closing Date, if the Company specifically identifies in writing to SpinCo an asset that was transferred, conveyed, assigned or delivered inadvertently (because it was not contemplated by Section 2.2 to be a SpinCo Asset) by the Company pursuant to this Agreement, then upon receiving such written notice SpinCo shall, as promptly as practicable after receipt of such written notice, transfer, convey, assign or deliver back to the Company all right, title and interest in and to such asset. In the event that SpinCo maintains that an asset identified by the Company pursuant to this Section 2.8 was in fact contemplated by Section 2.2 to be a SpinCo Asset, such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Article IX.

Article III
[RESERVED]

Article IV
INSURANCE

Section 4.1           Policies and Rights Included Within the SpinCo Assets. Without limiting the generality of the definition of the SpinCo Assets, the SpinCo Assets shall include: (a) any and all rights of an insured party under each of the Shared Policies (including rights of indemnity and the right to be defended by or at the expense of the insurer), with respect to any injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Closing Date by any Party in connection with the conduct of the Symmetry Surgical Business, and which injuries, losses, liabilities, damages and expenses may have or have arisen out of insured or insurable occurrences or events under one or more of the Shared Policies; provided, however, that nothing in this Section 4.1 shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to SpinCo; and (b) the SpinCo Policies set forth on Schedule 2.2(k)(ii).

Section 4.2           Post-Closing Date Claims. If, subsequent to the Closing Date, any Person shall assert a claim against any member of the SpinCo Group with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred on or prior to the Closing Date in connection with the conduct of the Symmetry Surgical Business and such injury, loss, liability, damage or expense may have or has arisen out of insured or insurable occurrences or events under one or more of the Shared Policies, the Company shall at the time such claim is asserted (except to the extent inconsistent with Section 4.1) be deemed to assign, without need of further documentation, to SpinCo the benefit of any and all rights of an insured party under the applicable Shared Policy with respect to such asserted claim, including rights of indemnity and the right to be defended by or at the expense of the insurer; provided, however, that nothing in this Section 4.2 shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to SpinCo.

Section 4.3           Insured Liabilities.

(a)          Claims for coverage of Insured SpinCo Liabilities shall be tendered by the Company, to the extent permitted under the applicable Policy, as necessary to invoke the benefit of the Policies, at SpinCo’s sole option, cost and expense. If such insurers do not promptly acknowledge insurance coverage in connection with the Insured SpinCo Liabilities, then, with respect to such Insured SpinCo Liabilities, SpinCo or a member of the SpinCo Group on an as-incurred basis shall: (i) advance all amounts expended by the Company Group for or with respect to such Insured SpinCo Liabilities, including all costs and expenses in connection with the defense and settlement and in satisfaction of any judgment incurred, and shall pay all amounts required (as determined by the Company) to cover any Liabilities incurred by the Company Group in connection therewith, and (ii) pay all costs incurred in connection with pursuing and recovering Insurance Proceeds with respect to the Insured SpinCo Liabilities. Any payments made by a member of the SpinCo Group on account of such Insured SpinCo Liabilities shall be deemed to be advances pursuant to this Section 4.3(a). The SpinCo Group shall have the right to recover any advances made pursuant to Section 4.3(a) from the Company Group, and the Company Group shall have the obligation promptly to reimburse the SpinCo Group for such advances, solely from the Insurance Proceeds of the Policies that cover such Insured SpinCo Liabilities and that are received by the Company Group with respect to an Insured SpinCo Liability. The Company Group shall: (i) at all times until paid to a member of the SpinCo Group, hold Insurance Proceeds received for or with respect to Insured SpinCo Liabilities in trust for the benefit of SpinCo; and (ii) promptly remit such Insurance Proceeds to SpinCo.

(b)          Claims for coverage of Insured Company Liabilities shall be tendered by SpinCo, to the extent permitted by the applicable Policy, as necessary to invoke the benefit of the Policies, at the Company's sole option, cost and expense. If such insurers do not promptly acknowledge insurance coverage in connection with the Insured Company Liabilities, then, with respect to such Insured Company Liabilities, the Company or a member of the Company Group on an as-incurred basis shall: (i) advance all amounts expended by the SpinCo Group for or with respect to such Insured Company Liabilities, including all costs and expenses in connection with the defense and settlement and in satisfaction of any judgment incurred, and shall pay all amounts required (as determined by SpinCo) to cover any Liabilities incurred by the SpinCo Group in connection therewith, and (ii) pay all costs incurred in connection with pursuing and recovering Insurance Proceeds with respect to the Insured Company Liabilities. Any payments made by a member of the Company Group on account of such Insured Company Liabilities shall be deemed to be advances pursuant to this Section 4.3(b). The Company and the Retained Subsidiaries shall have the right to recover any advances made pursuant to Section 4.3(b) from the SpinCo Group, and the SpinCo Group shall have the obligation promptly to reimburse the Company Group for such advances, solely from the Insurance Proceeds of the Policies that cover such Insured Company Liabilities and that are received by the SpinCo Group with respect to an Insured Company Liability. The SpinCo Group shall: (i) at all times until paid to a member of the Company Group, hold Insurance Proceeds received for or with respect to Insured Company Liabilities in trust for the benefit of the Company; and (ii) promptly remit such Insurance Proceeds to the Company.

Article V
RELEASES AND INDEMNIFICATION

Section 5.1           Release of Pre-Closing Claims.

(a)          Spinco Release. SpinCo, for itself and each member of the SpinCo Group, their respective Affiliates, and all Persons who at any time on or prior to the Closing Date were directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby, effective as of the Closing Date, remise, release and forever discharge the Company and the other members of the Company Group, their respective Affiliates and all Persons who at any time on or prior to the Closing Date were shareholders, directors, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from (a) the SpinCo Liabilities and (b) any and all other Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation and any of the other transactions contemplated by this Agreement, the Ancillary Agreements and the Merger Agreement.

(b)          Company Release. The Company, for itself and each member of the Company Group, their respective Affiliates and all Persons who at any time on or prior to the Closing Date were directors, officers, agents or employees of any member of the Company’s Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby, effective as of the Closing Date, remise, release and forever discharge SpinCo and the other members of the SpinCo Group, their respective Affiliates and all Persons who at any time on or prior to the Closing Date were shareholders, directors, officers, agents or employees of any member of the Company (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from (a) the Company Liabilities and (b) any and all other Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation and the Merger and any of the other transactions contemplated by this Agreement, the Ancillary Agreements and the Merger Agreement.

(c)          Mutual Provisions. Nothing contained in Sections 5.1(a) or 5.1(b) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, the Merger Agreement or any Ancillary Agreement. In addition, nothing contained in Sections 5.1(a) or 5.1(b) shall release any person from:

(i)          any Liability assumed by, or transferred, assigned or allocated to, a Party or a member of such Party’s Group pursuant to or contemplated by this Agreement or any Ancillary Agreement;

(ii)         any Liability provided in or resulting from any other Contract or understanding that is entered into on or after the Effective Time between one Party or any member of such Party’s Group, on the one hand, and the other Party or any member of such other Party’s Group, on the other hand; and

(iii)        any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by a Third Party, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the Merger Agreement and/or the Ancillary Agreements.

(d)          Further Actions. Each Party shall not, and shall not permit any member of its Group to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any other Party, any member of any other Party’s Group or any other Person released pursuant to Section 5.1(a) or Section 5.1(b), as applicable, with respect to any and all Liabilities released pursuant thereto. If a Party breaches this Section 5.1(d), such breaching Party, in addition to any other remedy available at Law or under this Agreement, shall be liable for all related expenses, including, but not limited to, court costs, reasonable attorneys’ fees, and all other legal expenses, of the other Party.

(e)          Intent. It is the intent of each Party, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all the Liabilities specified herein existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur, and all conditions existing or alleged to have existed, on or before the Closing Date, whether known or unknown, including any contractual agreements or arrangements existing or alleged to exist between or among any Parties or the members of any Party’s Group on or before the Closing Date, except as otherwise set forth in Section 5.1(c).

(f)          Representatives. If any director, officer or employee of a Party (or any other Person on such Party’s behalf) initiates an Action with respect to claims released by this Section 5.1, such shall indemnify the other Party against such Action in accordance with the provisions set forth in this Article V.

(g)          Further Releases. At any time, at the request of any other Party, each Party shall cause each member of its respective Group and to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver releases reflecting the provisions hereof.

Section 5.2           Indemnification by SpinCo. Following the Closing Date, SpinCo, on behalf of itself and its Subsidiaries following the consummation of the Separation, shall indemnify, defend and hold harmless and shall cause its direct and indirect Subsidiaries to indemnify, defend and hold harmless, the Company, the other members of the Company Group, their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Liabilities of the Company Indemnitees relating to, arising out of or resulting from any of the following:

(a)          the failure of SpinCo, any member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their respective terms, whether prior to, on or after the Closing Date;

(b)          the SpinCo Liabilities; and

(c)          any breach (including any breach of any representation or warranty) of this Agreement or any of the other Ancillary Agreements by any member of the SpinCo Group; provided, that the indemnification provisions of this Section 5.2 shall not apply to the Transition Services Agreement or the Supply Agreement, which shall be subject to the indemnification provisions contained therein.

Section 5.3           Indemnification by the Company. Following the Closing Date, the Company, on behalf of itself and the Retained Subsidiaries, shall indemnify, defend and hold harmless SpinCo, the other members of the SpinCo Group, each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from any of the following:

(a)          the failure of the Company, any member of the Company Group or any other Person to pay, perform or otherwise promptly discharge any Company Liabilities in accordance with their respective terms, whether prior to, on or after the Closing Date;

(b)          the Company Liabilities; and

(c)          any breach (including any breach of any representation or warranty) of this Agreement or any of the other Ancillary Agreements by any member of the SpinCo Group; provided, that the indemnification provisions of this Section 5.3 shall not apply to the Transition Services Agreement or the Supply Agreement, which shall be subject to the indemnification provisions contained therein.

Section 5.4           Reduction for Insurance Proceeds and Other Recoveries.

(a)          Insurance Proceeds; Tax Benefits. The amount that any Party is required to provide indemnification (the “Indemnifying Party”) to or on behalf of the Party entitled to such indemnification (the “Indemnitee”) pursuant to this Article V, shall be reduced by (i) Insurance Proceeds or other amounts, in each case, actually recovered from Third Parties on behalf of such Indemnitee in respect of the Liability and (ii) any Tax benefits actually realized by the Indemnitee in the year that the loss was incurred or any prior tax years or the next succeeding two (2) years, in connection with the indemnifiable loss (including any correlative adjustment within such period). If an Indemnitee receives a payment as required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability or realizes a Tax benefit described in clause (ii), then such Indemnitee shall pay to the Indemnifying Party, as promptly as practicable after receipt, an amount equal to the aggregate amount of such Insurance Proceeds received or such Tax benefit realized; provided, that the aggregate amount of all payments by such Indemnitee pursuant to this Section 5.4(a) in respect of any indemnifiable loss shall not exceed the aggregate amount of all payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable loss.

(b)          Insurance Proceeds. Any insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Notwithstanding the foregoing, each member of the Company Group and SpinCo Group shall be required to use its respective reasonable commercial efforts to collect or recover any available Insurance Proceeds; provided, that the inability to so collect or recover available Insurance Proceeds shall not limit any Indemnifying Party’s obligations hereunder.

Section 5.5           Procedures For Indemnification of Third Party Claims.

(a)          Notice of Third Party Claim. If any Indemnitee shall receive notice or otherwise learn of the assertion by a Third Party (including any Governmental Authority) of any claim or of the commencement by any Third Party of any Action (each a “Third Party Claim”) with respect to which any Indemnifying Party may be obligated to provide indemnification to such Indemnitee hereunder, such Indemnitee shall give such Indemnifying Party and each Party to this Agreement, written notice thereof as soon as reasonably practicable, but no later than ten (10) Business Days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail to the extent available. Notwithstanding the foregoing, the failure of any Indemnitee or other Party to give notice as provided in this Section 5.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually and materially prejudiced by such failure to give notice.

(b)          Defense of Third Party Claims. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from any Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending the Third Party Claim. If the Indemnifying Party so elects, the Indemnifying Party shall be entitled, at its own cost and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage legal counsel of its own choice to handle and defend the same, unless (A) the named parties to such action or proceeding include both the Indemnifying Party and such Indemnitee and such Indemnitee has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnitee that are different from or additional to those available to the Indemnifying Party, (B) the Indemnitee reasonably determines in good faith that any Third Party Claim is having or could reasonably be expected to have a material adverse effect on its business, assets, affairs, or condition (financial or otherwise), or (C) a claim for indemnification relates to or arises in connection with any criminal proceeding, indictment or investigation involving the Indemnitee’s Group, then in the event of clauses (A) - (C), such Indemnitee shall be entitled, at the Indemnifying Party’s cost and expense, to participate in such defense; provided, that the Indemnifying Party shall not be responsible for the reasonable fees of more than one separate counsel of the Indemnitee’s own choosing, and (iii) to compromise or settle such Third Party Claim, which compromise or settlement shall be made only with the written consent of the Indemnitee (such consent not to be unreasonably conditioned, delayed or withheld) unless (1) there is no finding or admission of any violation or wrongdoing by the Indemnitee, (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (3) such compromise or settlement provides for a full, unconditional and irrevocable release of the Indemnitee from all liability in connection with such Third Party Claim. After notice from the Indemnifying Party to the Indemnitee of its election to assume the defense of any Third Party Claim, (x) the Indemnifying Party will not be liable to such Indemnitee for any fees of other counsel or any other expenses with respect to the defense of such Claim, except as otherwise provided in this Section 5.5(b) and (y) such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee.

(c)          Cooperation. With respect to any Third Party Claim, the Indemnifying Party and Indemnitees agree, and shall cause their respective counsel (if applicable), to cooperate fully (in a manner that will preserve all attorney-client privilege or other privileges) to mitigate any such claim and minimize the defense costs associated therewith.

(d)          Assumption of Defense. If any Indemnifying Party fails to assume the defense of any Third Party Claim within thirty (30) days after receipt of written notice of such claim (or sooner if the nature of such claim requires), the Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third Party Claim and be fully indemnified therefor to the extent it is ultimately determined that the Indemnifying Party is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim. If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall, to the extent required hereunder, reimburse all costs and expenses of the Indemnitee incurred with respect to such Third Party Claim.

(e)          This Section 5.5 shall not apply to any claim relating to Taxes, which shall be covered by Section 10.9.

Section 5.6           Additional Matters.

(a)          Direct Claims. Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the relevant Indemnifying Party. Such Indemnifying Party shall have a period of ten (10) Business Days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such ten (10) Business Day period, such Indemnifying Party shall be deemed to have rejected responsibility to make payment. If such Indemnifying Party rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and any applicable Ancillary Agreement.

(b)          Subrogation; Cooperation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other in-house personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)          Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, and add the Indemnifying Party as a named defendant if at all practicable.

Section 5.7           Survival of Indemnities. The rights and obligations of each Party and their respective Indemnitees under this ARTICLE V shall survive the sale or other transfer by any Party or its Affiliates of any assets or businesses or the assignment by it of any and all Liabilities.

Article VI
CERTAIN COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

Section 6.1           Restriction on Employee Solicitation and Hiring.

(a)          Company Non-Solicit. During the period from the date hereof through the third (3rd) anniversary of the date hereof, none of Buyer, the Company or any of their respective Subsidiaries shall, directly or indirectly, hire or solicit any Person, other than any Person who is an employee of the OEM Solutions Business as of the date hereof and who does not become a Transferred Symmetry Surgical Employee, who (i) is or was employed by SpinCo or any of its Subsidiaries during the twelve (12) month period prior to the date hereof and who provided services in connection with the Symmetry Surgical Business, or (ii) becomes a Transferred Symmetry Surgical Employee, or encourage any such employee to leave or limit such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.1(a) shall prevent any such Person from hiring any employee whose employment has been terminated subsequent to date hereof. Notwithstanding the foregoing, no third party (or Affiliate of any such third party) who acquires Buyer or any of its Subsidiaries shall be subject to the restrictions set forth in this Section 6.1(a).

(b)          SpinCo Non-Solicit. During the period from the date hereof through the third anniversary of the date hereof, SpinCo shall not, directly or indirectly, hire or solicit any Person, other than Persons who are employees of the Symmetry Surgical Business as of the date hereof or Persons who are Transfer-Eligible Symmetry Surgical Employees, who is or was employed by the Company or Buyer or any of their respective Subsidiaries during the twelve (12) month period prior to the date hereof in connection with the Restricted Business, or encourage any such employee to leave or limit such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.1(b) shall prevent SpinCo from hiring any employee whose employment has been terminated subsequent to date hereof. Notwithstanding the foregoing, no Affiliate of any third party (other than SpinCo and its Subsidiaries) who acquires SpinCo (or any of its Subsidiaries) shall be subject to the restrictions set forth in this Section 6.1(b).

Section 6.2           Employee Matters.

(a)          Employment Offers. Prior to the Closing Date, SpinCo shall make offers, or shall cause a member of the SpinCo Group to make offers, of employment to such Transfer-Eligible Symmetry Surgical Employees as SpinCo determines in its sole discretion, on terms and conditions to be mutually agreed to by SpinCo and the applicable Transfer-Eligible Symmetry Surgical Employee. To the extent permitted by applicable Law, all employee records relating to the Symmetry Surgical Employees in possession of the Company Group shall be transferred to the SpinCo Group on or promptly following the Closing Date; provided, that the Company Group shall be permitted to retain copies of all such records to the extent permitted by applicable Law.

(b)          Waiver of Non-Compete. The Company, on behalf of itself and each member of the Company Group, hereby waives its rights to enforce all non-competition provisions against each Symmetry Surgical Employee to the extent that they could be asserted against such Symmetry Surgical Employee for providing services to the SpinCo Group. SpinCo, on behalf of itself and each member of the SpinCo Group, hereby waives its rights to enforce all non-competition provisions against each employee of the Company Group, to the extent that they could be asserted against such employee for providing services to the Company Group.

(c)          Benefit Plans. As soon as is reasonably practicable following the Closing Date, the Company shall use its commercially reasonable efforts, subject to compliance with applicable Law, to:

(i)          cause the Company’s 401(k) plan to transfer the account balances of the Symmetry Surgical Employees (including any outstanding loans) from the Company’s 401(k) plan to a 401(k) plan established by the SpinCo Group in accordance with the requirements of Sections 411(d)(6) and 414(l) of the Code, and SpinCo shall cause the SpinCo Group’s 401(k) plan to accept such transfer in accordance with such requirements.

(ii)         cause the Company’s Flexible Spending Account (“FSA”) administrator to transfer the account balances of the Symmetry Surgical Employees from the Company’s FSA Plan to a FSA plan established by the SpinCo Group, and SpinCo shall cause the SpinCo Group’s FSA plan to accept such transfer; and

(iii)        cause the administrators of the Company’s Health Savings Accounts (each, an “HSA Plan”) to transfer the account balances of the Symmetry Surgical Employees from the Company’s HSA Plans to a HSA plan or plans established by the SpinCo Group, and SpinCo shall cause the SpinCo Group’s HSA plan or plans to accept such transfer.

(d)          Claims Incurred. Without limiting the application of Section 6.2(e), the Company Group shall be responsible for all reimbursement claims (such as medical and dental claims), all non-reimbursement claims (such as life insurance claims) and all Liabilities incurred under or with respect to any Company Plans at or prior to the Closing with respect to Symmetry Surgical Employees and Transfer-Eligible Symmetry Surgical Employees. The SpinCo Group shall only be responsible for reimbursement claims (such as medical and dental claims), non-reimbursement claims (such as life insurance claims) and Liabilities incurred under or with respect to any employee benefit plans of the SpinCo Group following the Closing with respect to any Symmetry Surgical Employees. For purposes of this Section 6.2(d), a claim shall be deemed to be incurred as follows: (i) with respect to life, accidental death and dismemberment, disability and business travel accident insurance benefits, upon the death, accident or illness giving rise to such benefits, and (ii) with respect to health, dental and prescription drug benefits (including in respect of any hospital confinement), upon the provision of the related services, materials or supplies.

(e)          Compliance. The Company Group shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Q&A-4 of Treas. Reg. §54.4980B-9 in connection with the transactions contemplated by this Agreement and the Merger Agreement.

Section 6.3           Marks. As soon as reasonably practicable and in any event within one (1) year of the Closing Date, each Party shall, and shall cause each member of such Party’s Group to: (a)(i) in the case of the Company, cease to make any use of the word combinations set forth on Schedule 6.3(a) or derivations thereof and any trademarks related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or dilutive thereof (the “SpinCo Marks”) and (ii) in the case of SpinCo, cease to make use of the words set forth on Schedule 6.3(b) or derivations thereof and any trademarks related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or dilutive thereof (collectively with the SpinCo Marks, the “Marks”); (b) take all steps necessary, and fully cooperate with the other Party and its Affiliates, to remove the other Party’s Marks from any corporate, trade, and assumed names and cancel any recordation of such names with any Governmental Authority, and change any corporate, trade, and assumed name that uses the other Party’s Marks to a name that does not include the Marks or any variation, derivation, or colorable imitation thereof; and (c) remove, strike over or otherwise obliterate all Marks of the other Party from (or otherwise not use) in all materials owned by such Party and its Affiliates, including any business cards, stationary, packaging materials, displays, signs, promotional and advertising materials, and other materials or media including any internet usage or domain names that include the other Party’s Marks.

Section 6.4           Merger Agreement. Until the occurrence of the Effective Time, the Company covenants to comply in all material respects with its obligations under the Merger Agreement.

Section 6.5           Representations; Limitations.

(a)          Mutual Representations. The Company and SpinCo each represents and warrants to the other, as of the date hereof and as of the Closing Date, as follows:

(i)          Such Party has all necessary corporate power and authority to execute and deliver this Agreement (and each other agreement, certificate, document and instrument contemplated hereby to be executed and delivered by them), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Separation. The execution and delivery of this Agreement by such Party (and each other agreement, certificate, document and instrument contemplated hereby to be executed and delivered by such Party) and the consummation by such Party of the transactions contemplated hereby and thereby, including the Separation, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Party and no stockholder votes (other than the Requisite Stockholder Approval) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be thought.

(ii)         None of the execution, delivery or performance of this Agreement by such Party or the consummation by them of the Separation or the compliance with any of the provisions of this Agreement will (with or without notice of lapse of time, or both): (A) conflict with or violate any provision of the certificate of incorporation or bylaws of the such party, or any of its Subsidiaries; (B) assuming that all required consents, approvals, authorizations and permits described in Section 4.5(b) of the Merger Agreement have been obtained and all required filings and notifications described in Section 4.5(b) of the Merger Agreement have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to such Party or any of its Subsidiaries, properties or assets; or (C) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Retained Subsidiary pursuant to, any Contract, Permit, or other instrument or obligation to which the Company or any Retained Subsidiary is a party or any of their respective properties or assets may be bound or affected, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)          SpinCo Representations. SpinCo hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

(i)          SpinCo is not now insolvent, and will not be rendered insolvent by the Separation. As used in this Section 6.5(b)(i), “insolvent” means that the sum of debts and other probable Liabilities exceeds the present fair saleable value of assets. Immediately after giving effect to the consummation of the Separation and the Merger, (A) SpinCo will be able to pay its Liabilities as they become due in the usual course of its business, (B) SpinCo will have sufficient working capital with which to conduct its present or proposed business, (C) SpinCo will have assets (calculated at fair market value) that exceed its Liabilities and (D) SpinCo will have sufficient cash available to satisfy its obligations, including the indemnification obligations to the Company pursuant to this Agreement.

(ii)         The SpinCo Registration Statement (including any amendments or supplements thereto) will not, at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, in each case, with respect to SpinCo, the Symmetry Surgical Business, the SpinCo Assets or any other matter concerning SpinCo or any of its Subsidiaries (regardless of whether such information is provided by SpinCo, the Company or any of their respective Affiliates). For the avoidance of doubt, no representation or warranty is made by Spinco with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the SpinCo Registration Statement. The SpinCo Registration Statement will, at the Effective Time, comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

(iii)        On the Closing Date, after giving effect to the Separation and the Merger, the Company and the Retained Subsidiaries shall own or have the right to use all of the assets, rights and properties (including Intellectual Property) necessary to conduct in all material respects the OEM Solutions Business on the same terms as all of the foregoing have been owned or used by the Company and its Subsidiaries to operate the OEM Solutions Business in the ordinary course of business consistent with past practice prior to the date of this Agreement, except with respect to the matters addressed by the Ancillary Agreements. As of immediately following the Effective Time, the Company and the Retained Subsidiaries shall own all of the assets set forth on the OEM Solutions Financials, except for those that have been sold or disposed of on or since the date of this Agreement in the ordinary course of business consistent with past practice, or that have been transferred to SpinCo after the date of this Agreement in accordance with the terms hereof.

Section 6.6           Non-Competition.

(a)          SpinCo Non-Compete. For a period of ten (10) years commencing on the date hereof (the “Restricted Period”), without the prior written consent of the Company, SpinCo shall not, directly or indirectly, through one or more of its Subsidiaries or otherwise: (a) engage in or assist others in engaging in the Restricted Business in the Territory; (b) have an equity or other ownership interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, agent, trustee or consultant; (c) solicit or accept the business of any existing (as of the date hereof) client or customer of the Company or the Restricted Business (including any current client or customer of Buyer or any of its Subsidiaries) to purchase any products or services competitive with the Restricted Business; or (d) cause, induce or encourage any existing (as of the date hereof) client or customer of the Company or Buyer (or any of their respective Subsidiaries) or the Restricted Business to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, SpinCo may own, directly or indirectly, solely as an investment, equity securities of any Person traded on any national securities exchange if SpinCo is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of equity securities of such Person. Notwithstanding the foregoing, no Affiliate of any third party (other than SpinCo and its Subsidiaries) who acquires SpinCo (or any of its Subsidiaries) shall be subject to the restrictions set forth in this Section 6.6.1.

(b)          Company Non-Compete. During the Restricted Period, without the prior written consent of SpinCo, the Company shall not, directly or indirectly, through one or more of its Subsidiaries or otherwise: (a) engage in or assist others in engaging in the Company Restricted Business in the Territory; (b) have an equity or other ownership interest in any Person (other than Buyer or its Affiliates) that engages directly or indirectly in the Company Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, agent, trustee or consultant; (c) solicit or accept the business of any existing (as of the date hereof) client or customer of the Symmetry Surgical Business, to purchase products or services competitive with the Company Restricted Business; or (d) cause, induce or encourage any existing (as of the date hereof) client or customer of the Symmetry Surgical Business to terminate or modify any such relationship. Notwithstanding the foregoing, the Company may own, directly or indirectly, solely as an investment, equity securities of any Person traded on any national securities exchange if the Company is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of equity securities of such Person. Notwithstanding the foregoing, (i) no third party (or Affiliate of any such third party) who acquires Buyer or any of its Subsidiaries shall be subject to the restrictions set forth in this Section 6.6 and (ii) none of the Genstar Affiliates shall be subject to the restrictions set forth in this Section 6.6; provided, that the Genstar Affiliates shall not engage in any reorganization involving the Company for the purposes of avoiding the obligations applicable to the Company set forth in this Section 6.6.

(c)          Acknowledgements. Each of the Parties hereby acknowledges the broad territorial scope of the covenant contained in this Section 6.6, but acknowledges and agrees that the restrictions are reasonable and enforceable in view of, among other things, (i) the narrow range of activities prohibited, (ii) the national and international markets in which the Parties now, or in the future will, operate and in which the products of the business conducted by them are, or will be, sold, (iii) the confidential, proprietary and trade secret information of the other Party to which such Party had and/or may have had access.

Section 6.7           Acknowledgements. The covenants and undertakings contained in Section 6.1 and Section 6.6 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of Section 6.1 or Section 6.6 would cause irreparable injury to the non-breaching party, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at Law for any breach of Section 6.1 or Section 6.6 may be inadequate. Therefore, the non-breaching party will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of Section 6.1 or Section 6.6 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 6.7 are cumulative and in addition to any other rights and remedies which the non-breaching party may have hereunder or under any other theory of liability. The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of Section 6.1 or Section 6.6 is unreasonable, arbitrary or against public policy, then a lesser time period, smaller geographical area, less restrictive business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

Section 6.8           Cash Adjustment.

(a)          Cash Statement. As promptly as practicable, but not later than thirty (30) days after the Closing, the Company shall deliver to SpinCo a statement (the “Cash Statement”) setting forth a good faith determination of the amount of all cash and cash equivalents as of the Closing (the “Closing Cash”) for the Company and each of the Foreign Retained Subsidiaries; provided, that Closing Cash shall not include the amount of the exercise price of any Company Equity Awards exercised prior to the Closing.

(b)          Payments to SpinCo. If the Closing Cash for the Company, as set forth in the Cash Statement, is greater than the Minimum Cash Amount, the Company shall pay to SpinCo the amount of such excess within two (2) Business Days of delivery of the Cash Statement, by wire transfer of immediately available United States funds; provided, that the amount of such payment shall not exceed $1,000,000. If the Closing Cash for any of the Foreign Retained Subsidiaries, as set forth in the Cash Statement, is greater than the Minimum Cash Amount, the Company shall pay to SpinCo the amount of such excess within two (2) Business Days of delivery of the Cash Statement, by wire transfer of immediately available United States funds; provided, that the amount of all such payments shall not exceed $400,000 in the aggregate.

(c)          Payments to the Company. If the Closing Cash for the Company or any of the Foreign Retained Subsidiaries, as set forth in the Cash Statement, is less than the Minimum Cash Amount, SpinCo shall pay to the Company the amount of any such shortfall within two (2) Business Days of delivery of the Cash Statement, by wire transfer of immediately available United States funds.

(d)          Currency. With respect to the determination of Closing Cash denominated in currencies other than United States dollars, the foreign exchange rate for each such currency as of the Closing as published by Reuters shall be used to convert such amounts into United States dollars for purposes of determining the Closing Cash.

Section 6.9           Indebtedness Statement.

(a)          Indebtedness Statement. As promptly as practicable, but not later than thirty (30) days after the Closing, the Company shall deliver to SpinCo a statement (the "Indebtedness Statement") setting forth a good faith determination of the amount of all Indebtedness of the Company and its Subsidiaries as of the Closing (the “Closing Indebtedness”).

(b)          Payments to the Company. Payments to the Company. If the Closing Indebtedness, as set forth in the Indebtedness Statement, is greater than the Target Indebtedness Amount, Spinco shall pay to the Company the amount of such excess within two (2) Business Days of delivery of the Indebtedness Statement, by wire transfer of immediately available United States funds.

Article VII
CONFIDENTIALITY

Section 7.1           Confidentiality.

(a)          Confidentiality Obligation. Notwithstanding any termination of this Agreement and subject to Section 7.2, for a period of five (5) years from the Closing Date, each Party agrees to hold, and to cause its respective Affiliates, directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, and undertake all reasonable precautions to safeguard and protect the confidentiality of, all Information concerning the other Party or any member of such other Party’s Group that is in its possession after the Closing Date or furnished by the other Party, any other member of such other Party’s Group, or any of their respective directors, officers, employees, agents, accountants, counsel or other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise in connection with the transactions contemplated hereby or thereby, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been: (i) in the public domain through no fault of such Party, their respective Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives; (ii) lawfully acquired from other sources, which are not bound by a confidentiality obligation, by such Party or their respective Group; or (iii) independently generated without reference to any proprietary or confidential Information of the other Party or any member of such other Party’s Group.

(b)          Destruction or Return of Information. Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information concerning the other Party or any member of such other Party’s Group to any other Person, except to its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information and who are informed and advised that the Information is confidential and subject to the obligations hereunder, except in compliance with Section 7.2. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, the Party in possession, custody or control of such Information shall, promptly upon the other Party’s request, either (i) destroy all copies of such Information in such Party’s possession, custody or control (including any that may be stored in any computer, word processor, or similar device, to the extent not commercially impractical to destroy such copies) including any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Information prepared by such Party, and at the written request of such other Party, such destruction shall be confirmed in writing, or (ii) return to the requesting Party, at the expense of the requesting Party, all copies of the Information furnished to such Party by or on behalf of the requesting Party; provided, however, that the obligation to destroy Information shall not apply to copies of Information made as a matter of routine information technology backup (although such copies shall remain subject to the confidentiality and use restrictions hereunder); and provided, further, that regardless of whether any Information is destroyed, the recipient Party may retain a reasonable number of copies of the other Party’s (or any of its Group’s) Information for use solely in the event a dispute arises hereunder and only in connection with such dispute, or to the extent required to comply with legal or regulatory requirements.

(c)          Information. The Company hereby agrees that it shall not, and it shall not permit its controlled Affiliates or their respective employees to, at any time on or after the Closing Date, directly or indirectly, without prior written consent of SpinCo, disclose or use any Information arising from or relating to the Symmetry Surgical Business or otherwise included in the SpinCo Assets or to disclose or use any Information arising from or relating to the employment with the Company prior to the Effective Time of the Transferred Symmetry Surgical Employees; provided, that the Information subject to the foregoing provisions of this sentence will not include any Information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 7.1(c) will not prohibit any retention of copies of records, any disclosure required by any applicable Law (so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same), any disclosure in connection with the preparation and filing of financial statements and tax returns of the Company, or its Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. The Company further agrees that it will be responsible for any breach or violation of the provisions of this Section 7.1(c) by any of its controlled Affiliates or their respective employees. SpinCo hereby agrees that it shall not, and it shall not permit its controlled Affiliates or their respective employees, at any time on or after the Closing Date, directly or indirectly, without prior written consent of the Company, disclose or use any Information arising from or relating to the OEM Business, the assets of the OEM Business or to disclose or use any Information arising from or relating to the employment with the Company prior to the Effective Time of the employees of the OEM Business; provided, that the Information subject to the foregoing provisions of this sentence will not include any Information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 7.1(c) will not prohibit any retention of copies of records, any disclosure required by any applicable Law (so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same), any disclosure in connection with the preparation and filing of financial statements and tax returns of Spinco or its Subsidiaries, or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. SpinCo further agrees that it will be responsible for any breach or violation of the provisions of this Section 7.1(c) by any of its controlled Affiliates or their respective employees.

Section 7.2           Protective Arrangements. In the event that either Party or any member of such Party’s Group, either (a) determines after consultation with counsel, in the opinion of such counsel that it is required by Law to disclose any Information or (b) receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party or their respective Group that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party (and to the extent legally permissible) in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that received such request may thereafter: (i) furnish only that portion of the Information that is legally required; (ii) give notice to the other Party of the information to be disclosed as far in advance as is practical; and (iii) exercise commercially reasonable efforts to obtain reliable assurance that the confidential nature of such Information shall be maintained.

Article VIII
ACCESS TO INFORMATION AND SERVICES

Section 8.1           Provision of Corporate Records.

(a)          SpinCo Books and Records. In furtherance and not in limitation of the Company’s obligation to deliver to SpinCo the SpinCo Assets set forth in Section 2.2(i), and except as otherwise provided in any Ancillary Agreement, upon the prior written request by SpinCo for specific and identified books and records which relate to (i) SpinCo or the conduct of the Symmetry Surgical Business, as the case may be, on or prior to the Closing Date or (ii) any Ancillary Agreement to which SpinCo and the Company are parties (collectively, the “SpinCo Books and Records”), the Company shall deliver or cause to be delivered, as soon as practicable following the date of such request, copies of such SpinCo Books and Records in its possession or control, except to the extent such items are already in the possession of SpinCo or a SpinCo Affiliate, at the expense of SpinCo to a location specified by SpinCo.

(b)          Company Books and Records. Except as otherwise provided in any Ancillary Agreement, upon the prior written request by the Company for specific and identified books and records which relate to (i) the Company or the conduct of the OEM Solutions Business, as the case may be, on or prior to the Closing Date or (ii) any Ancillary Agreement to which SpinCo and the Company are parties (collectively, the “Company Books and Records”), SpinCo shall deliver or cause to be delivered, as soon as practicable following the date of such request, copies of such Company Books and Records in its possession or control, except to the extent such items are already in the possession of the Company or a Company Affiliate, at the expense of the Company to a location specified by the Company.

(c)          Combined Books and Records. With respect to books and records that relate to both the Symmetry Surgical Business and the OEM Solutions Business (the “Combined Books and Records”) each Party shall each keep and maintain copies of such Combined Books and Records as reasonably appropriate under the circumstances, subject to applicable confidentiality provisions hereof.

Section 8.2           Access to Information. Except as otherwise provided in any Ancillary Agreement, and subject to Section 8.4, from and after the Closing Date, the Company shall use commercially reasonable efforts to provide SpinCo and its authorized accountants, counsel and other designated representatives with electronic access (in the manner in which the Company may reasonably determine) upon reasonable advance notice of all records, books, contracts, instruments, computer data and other data and information (collectively, “Operations Data”) to the extent relating to the operations of the Symmetry Surgical Business prior to the Closing Date and within the Company’s possession or control (including using commercially reasonable efforts to request such electronic access from any Persons possessing such Operations Data), insofar as such Operations Data is required by SpinCo for the conduct of the Symmetry Surgical Business, subject to appropriate restrictions for classified or privileged information. Similarly, except as otherwise provided in any Ancillary Agreement, and subject to Section 8.4, from and after the Closing Date, SpinCo shall use commercially reasonable efforts to provide the Company with electronic access (in the manner in which SpinCo may reasonably determine) upon reasonable advance notice of all Operations Data to the extent relating to the operations of the OEM Solutions Business prior to the Closing Date and within SpinCo’s possession or control (including using commercially reasonable efforts to request such electronic access from any Persons possessing such Operations Data), insofar as such Operations Data is required by the Company for the conduct of the OEM Solutions Business, subject to appropriate restrictions for classified or privileged information. Operations Data may be requested under this Section 8.2 only for the legitimate business purposes of the requested party, including audit, accounting, claims (including claims for indemnification hereunder), litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing under this Agreement and the transactions contemplated hereby.

Section 8.3           Production of Witnesses. At all times after the Closing Date, subject to Section 8.4, each of SpinCo and the Company shall use commercially reasonable efforts to make available to the other, upon prior written request, its and its Subsidiaries’ officers, directors, employees and agents as witnesses to the extent that such Persons may reasonably be required in connection with any Action arising out of the conduct of the Symmetry Surgical Business or the OEM Business, as the case may be, prior to the Closing Date, except in the case of an adversarial Action by one Party (or any member of such Party’s Group) against another Party (or any member of such Party’s Group). A Party providing witness services to the other Party under this Section 8.3 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) and direct and indirect expenses of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing such witness services.

Section 8.4           Privileged Matters. To allocate the interests of each Party with respect to privileged information, the Parties agree as follows:

(a)          Company Control. The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the OEM Solutions Business, whether or not the privileged information is in the possession of or under the control of the Company, or SpinCo. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Liabilities of the Company and the Company Group, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by the Company, whether or not the privileged information is in the possession of or under the control of the Company or SpinCo.

(b)          SpinCo Control. SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Symmetry Surgical Business, whether or not the privileged information is in the possession of or under the control of the Company or SpinCo. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting SpinCo Liabilities, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by SpinCo, whether or not the privileged information is in the possession of SpinCo or under the control of the Company or SpinCo.

(c)          Shared Privilege. The Company and SpinCo agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions of this Section 8.4, with respect to all privileges not allocated pursuant to the terms of Sections 8.4(a) and (b). All privileges relating to any Actions or other matters which involve both the Company and SpinCo shall be subject to a shared privilege.

(d)          Waiver. No Party may waive any privilege which could be asserted under any applicable Law, if the other Party has a shared privilege, without the consent of the other Party, except to the extent reasonably required in connection with any litigation with Third Parties or as provided in Section 8.4(e) below. Such consent shall (i) be in writing, (ii) not be unreasonably withheld, conditioned or delayed, and (iii) shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e)          Party Claims. In the event of any Action between a member of the Company Group and a member of the SpinCo Group, either Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Company Group and the SpinCo Group, and shall not operate as a waiver of the shared privilege with respect to Third Parties.

(f)          Disputes. If a dispute arises between the Parties, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall (i) negotiate in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party, and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g)          Subpoena or Discovery. Upon receipt by any Party of any subpoena, discovery or other request which may reasonably be expected to result in the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its current or former directors, officers, agents or employees has received any subpoena, discovery or other request which may reasonably be expected to result in the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 8.4 or otherwise to prevent the production or disclosure of such privileged information.

(h)          Confidentiality. The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of the Company and SpinCo, as set forth in Sections 8.3 and 8.4 and elsewhere in this Agreement, to maintain the confidentiality of privileged information and to assert and maintain applicable privileges. The Parties agree that their respective rights to any access to information being granted pursuant to Section 8.1 and Section 8.2, the agreement to provide witnesses and individuals pursuant to Section 8.3,  and the transfer of privileged information between the Company Group and the SpinCo Group pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 8.5           Limitations on Obligations. Notwithstanding anything to the contrary, (a) in the event that the Party to whom a request for Information has been made pursuant to this Article VIII determines in good faith upon the advice of counsel that any such provision of Information would violate any applicable Law or Contract or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any harm or consequence; and (b) the Party providing any Information hereunder shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information.

Article IX
DISPUTE RESOLUTION

Section 9.1           Disputes. The Company and SpinCo recognize that disputes as to certain matters may from time to time arise during the effectiveness of this Agreement and the Ancillary Agreements which relate to either Party’s rights and obligations hereunder or thereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of certain disputes arising under this Agreement and the Ancillary Agreements in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the arbitration procedures set forth in Sections 9.2, 9.3 and 9.4 if and when a dispute arises under this Agreement or the Ancillary Agreements; provided, however, that if and when a dispute arises with respect to Sections 6.1, 6.6 and 6.7 (the “Non-Arbitration Matters”), the Parties shall follow the procedures set forth in Section 9.5; provided, further, that any Non-Arbitration Matter shall be subject to the provisions set forth in Article XIII; and provided, further, that the Parties shall follow the procedures set forth in Article X with respect to the disputes described therein.

Section 9.2           Arbitration. In the event of a dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements, including disputes relating to breach, validity of termination hereof or thereof, either Party may, by written notice to the other, have such matter referred to their respective chief executive officers for attempted resolution by good faith negotiations. In the event that, for any reason, the chief executive officers are not able to resolve such dispute within ten (10) Business Days after receipt of notice, then at the request of any Party the dispute shall be resolved as provided in Section 9.3.

Section 9.3           Arbitration Procedure. The arbitration shall be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules (the “Rules”) then in effect, subject to the following provisions:

(a)          Notice. If a Party intends to begin an arbitration proceeding to resolve a dispute hereunder, such Party shall provide written notice to the other Party in accordance with the Rules, which notice shall include a complete listing of all of the issues to be resolved in such arbitration. The other Party may, in response to such notice, add additional issues to be resolved by providing a written response to such first Party.

(b)          Arbitral Tribunal. If the aggregate amount in controversy is $5 million or less (including all claims and counterclaims), there shall be one arbitrator who shall be agreed upon by the Parties within thirty (30) days of receipt by respondent of a copy of the demand for arbitration. If the aggregate amount in controversy is more than $5 million (including all claims and counterclaims), there shall be three (3) arbitrators meeting the conditions set forth in this Section 9.3(b), one of whom shall be appointed by each of the Parties in accordance with the Rules, and the third arbitrator, who shall chair the arbitral tribunal, shall be mutually appointed by the two Party-appointed arbitrators within fifteen (15) days of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience with large commercial cases and experience as an arbitrator. Each arbitrator shall be neutral, disinterested, impartial and independent of the Parties and others having any known interest in the outcome, and shall abide by the AAA/ABA Code of Ethics for Arbitrators in Commercial Disputes. Except with regard to selection of the third (3rd) arbitrator by the Party-appointed arbitrators, there shall be no ex parte communications with the arbitrator(s) during the arbitration.

(c)          Pre-Arbitral Relief. By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

(d)          Location. The arbitration shall be conducted and the award shall be rendered in New York City, or another location mutually agreed to by the Parties.

(e)          Discovery. The Parties shall have the right to undertake limited and focused documentary discovery and, as may be expressly authorized by the arbitrator(s) limited depositions of no more than five (5) per Party and of limited duration, upon a determination that such depositions are reasonably necessary to enable the requesting Party to prepare and present its claims and/or defenses at the hearing.

(f)          Procedure. The arbitration hearing on the merits shall be held as soon as practicable, if possible no later than one hundred and twenty (120) days following the date of the appointment of the sole or third arbitrator, or as soon thereafter as is practicable. The arbitrator(s) must hold an oral hearing, but may impose reasonable time limits on each phase of the proceeding and may limit testimony to exclude evidence that would be immaterial or unduly repetitive; provided, that all Parties are afforded the opportunity to present material and relevant evidence and that each Party is given at least an approximately equal amount of time for presentation of its case. The arbitrator(s) shall require witnesses to testify under oath if requested by any Party. Any Party desiring a stenographic record may, at their own cost, secure a court reporter to attend the proceedings. When the arbitrator(s) determine that all relevant and material evidence and arguments have been presented, the arbitrator(s) will declare the hearing closed. The arbitrator(s) may defer the closing of the hearing for up to ten (10) days to permit the Parties to submit post-hearing briefs.

(g)          Awards. The arbitrator(s) may award any remedy allowed by Law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including specific performance or any other form of permanent injunctive relief. Notwithstanding the foregoing, punitive, exemplary or multiple damages may not be awarded, except to the extent of indemnification for a Third-Party Claim based on such damages. Judgment upon any arbitration award hereunder may be entered and enforced in any court having jurisdiction thereof. In rendering the award, the arbitrator(s) shall apply the substantive Law of the State of Delaware, without regard to its conflict of laws provisions. The interpretation of and enforcement of this Article IX shall be governed by the Federal Arbitration Act. The arbitrator(s) will render the award and its decisions within thirty (30) days following the date of the closing of the hearing or as soon thereafter as practicable. The decision and award of the arbitrator(s) will be final and binding on the Parties and may be entered and enforced in any court having jurisdiction.

(h)          Fees and Expenses. The Parties shall share equally all fees and expenses of the arbitrators to the extent permitted by applicable Law and each Party shall personally bear all other costs and fees, including attorney’s fees, incurred by such Party in the course of the arbitration.

Section 9.4           Confidentiality. The arbitration proceeding shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s confidential Information. Except as required by Law, no Party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of each other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator(s), except as may be required in connection with the enforcement of such award or as otherwise required by applicable Law or regulatory authority.

Section 9.5           Non-Arbitration Matters.

(a)          Procedures. With respect to any Non-Arbitration Matter, each Party hereby agrees:

(i)          that it irrevocably submits to the exclusive jurisdiction of, and that the exclusive jurisdiction is hereby vested in, the state courts of the State of Delaware and the United States District Court for the District of Delaware (the “Chosen Courts”);

(ii)         that all claims in respect of any such Non-Arbitration Matter shall be heard and determined exclusively in the Chosen Courts;

(iii)        that it irrevocably waives, to the fullest extent permitted by applicable Law, any objection which such Party may now or hereafter have to the laying of venue of any such dispute brought in such above-described courts or any defense of inconvenient forum for the maintenance of such dispute;

(iv)        that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind, whether in contract or in tort or otherwise, in respect of any Non-Arbitration Matter in any forum other than the Chosen Courts; and

(v)         that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)          Service of Process. Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.6.

Article X
TAX MATTERS

Section 10.1         Tax Returns and Payments.

(a)          Company Consolidated Returns. The Company shall prepare and timely file (or cause to be prepared and timely filed), in accordance with this Section 10.1, all Company Consolidated Returns. All such Company Consolidated Returns for a Pre-Closing Tax Period shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law or agreed to in writing by the Company and SpinCo. The Company will be responsible for and will make all payments of Taxes shown to be due on such Company Consolidated Returns.

(i)          Company Consolidated Returns for any Pre-Closing Tax Period shall include all income, gains, losses, deductions, credits and other Tax items of the applicable members of the SpinCo Group (“SpinCo Tax Items”). SpinCo Tax Items allocated to the Pre-Closing Tax Period that includes the date of the Effective Time shall be determined pursuant to Section 10.2(b), to the extent permitted under applicable Law.

(ii)         SpinCo shall provide to the Company all information reasonably necessary to prepare any Company Consolidated Return (a “Tax Package”). The Tax Package shall be prepared on a basis consistent with the current practices of the Company Consolidated Group. SpinCo shall furnish to the Company for the relevant Company Consolidated Return in respect of a taxable year at least ninety (90) days prior to the due (taking into account extensions) of such Company Consolidated Return. SpinCo shall also furnish the Company work papers and such other information and documentation as is reasonably requested by the Company for Tax preparation purposes with respect to any member of the SpinCo Group.

(iii)        At least sixty (60) days prior to the filing of a Company Consolidated Return with respect to a Pre-Closing Tax Period, the Company shall provide to SpinCo a draft of such Company Consolidated Return, along with a statement describing in reasonable detail the amount of SpinCo Taxes reflected thereon (as determined in accordance with Section 10.2(b)), for SpinCo’s review, comment and consent. SpinCo shall provide any comments on such Company Consolidated Return within 30 days prior to the filing of such return, and the Company shall make changes to such Company Consolidated Return or the amount of SpinCo Taxes reflected thereon to reflect any reasonable comments from SpinCo that relate to the Separation, the Merger, any member of the SpinCo Group or any SpinCo Taxes. The Company and SpinCo shall attempt in good faith to resolve any disagreement regarding a Company Consolidated Return and the amount of SpinCo Taxes shown thereon, and if they are not able to resolve their disagreement the matter shall be submitted for resolution to a “big four” accounting firm to be mutually agreed upon (the “Accounting Firm”). The determination of the Accounting Firm, which shall be made no later than five (5) days prior to the due date of such return, shall be binding on Buyer, the Company, SpinCo and their Affiliates. The costs, fees and expenses of the Accounting Firm will be borne half by the Company and half by SpinCo.

(b)          Separate Returns. The Company shall prepare and file, or cause to be prepared and filed, all federal, state, local or foreign Tax Returns of the Company or a member of the Company Group that do not include a member of the SpinCo Group (“Company Separate Returns”). The Company will be responsible for and will make all payments of Taxes shown to be due on such Company Separate Returns. SpinCo shall prepare and file, or cause to be prepared and filed, all federal, state, local or foreign Tax Returns of SpinCo or a member of the SpinCo Group that are not required to be filed on a consolidated, combined or unitary basis with a member of the Company Group (“SpinCo Separate Returns”).

(c)          Post-Closing Period Taxes. The Company and the members of the Company Group shall be liable for and shall pay or cause to be paid any Taxes of or relating to any member of the Company Group for any Post-Closing Tax Period. SpinCo and the members of the SpinCo Group shall be liable for and shall pay or cause to be paid any Taxes of or relating to any member of the SpinCo Group for any Post-Closing Tax Period.

(d)          Authorizations. The Company and SpinCo shall, and if necessary or appropriate shall cause their respective Subsidiaries to, prepare, sign and timely file any consents, elections, powers of attorney and other documents, and shall take any other actions necessary or appropriate, to effect the filing of any Tax Return pursuant to this Section 10.1.

(e)          Amended Returns. None of the Buyer, the Company or their Affiliates shall (unless otherwise required by Law) amend any Company Consolidated Return for any Pre-Closing Tax Period without the prior written consent of SpinCo, which will not be unreasonably withheld, conditioned or delayed.

(f)          Reimbursement.

(i)          With respect to any Company Consolidated Return for a Pre-Closing Tax Period filed by the Company pursuant to Section 10.1(a), SpinCo shall pay to the Company the amount of SpinCo Taxes reflected on such Company Consolidated Tax Return (as finally determined pursuant to Section 10.1(a)(iii)). Such payments will be made in immediately available funds no later than the Business Day immediately preceding the due date (including extensions) for such Company Consolidated Tax Return.

(ii)         In the event any Taxes in respect of a Company Consolidated Group that are not SpinCo Taxes are imposed on or paid by a member of the SpinCo Group (including pursuant to Treasury Regulation 1.1502-6 or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Law), the Company shall pay to SpinCo the amount of such Taxes promptly upon SpinCo’s request.

(g)          Treatment. For all Tax purposes, the Parties agree to treat (i) SpinCo’s payment to the Company on account of any SpinCo Taxes as a distribution by SpinCo to the Company and (ii) the Company’s payment to SpinCo on account of Taxes for which the Company is responsible as a contribution by the Company to SpinCo, in each case occurring immediately prior to the Merger.

Section 10.2         Allocation of Taxes.

(a)          Taxable Periods; Straddle Periods.

(i)          Unless otherwise required by applicable Law, any taxable year or other period of SpinCo or any of its Subsidiaries that is included in a Company Consolidated Return that includes the date of the Effective Time shall end on the close of the date of the Effective Time. Where an election is required to be made in order to close a taxable period, the Parties (and their Subsidiaries) shall join together to make such election.

(ii)         With respect to any Straddle Period that is not able to be closed pursuant to Section 10.2(a)(i) above, (A) the Taxes not based upon or measured by income, activities, events, the level of any item, gain, receipts, proceeds, profits or similar items for the Pre-Closing Tax Period will be deemed to be the total amount of such Taxes multiplied by a fraction, the numerator of which is the number of days in the partial period through and including the date of the Effective Time and the denominator of which is the total number of days in such Straddle Period; and (B) the amount of any other Taxes for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the date of the Effective Time, except that any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the Pre-Closing Tax Period by multiplying the amount of such item for the entire Straddle Period by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the date of the Effective Time and the denominator of which is the number of days in the entire Straddle Period, with such reasonable adjustments as may be necessary to appropriately take the items into account (e.g., to appropriately reflect the period during which depreciable property was in service).

(b)          Determination of SpinCo Group Pre-Closing Taxes. “SpinCo Group Pre-Closing Taxes” shall mean any Taxes (including for this purpose any liability in respect of Taxes of any other Person payable by reason of Contract, assumption, successor or transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law), excluding in each case Taxes of the Company Consolidated Group that are attributable to a member of the Company Group imposed on or paid by a member of the SpinCo Group other than by reason of this Agreement) of any member of the SpinCo Group for any Pre-Closing Tax Period. For the purpose of making such determination, the following guidelines shall be applied:

(i)          Subject to the other provisions of this Section 10.2(b), the Taxes of a Straddle Period shall be split in accordance with Section 10.2(a)(ii) above.

(ii)         With respect to any Taxes imposed on a Company Consolidated Group for a taxable period in which any member of the SpinCo Group is included in such Company Consolidated Group, the Taxes of the Pre-Closing Tax Period with respect to the SpinCo Group shall be calculated in the following manner:

(1)         Such Taxes shall generally be determined on a hypothetical separate Tax Return basis as if the SpinCo Group member were not included in the Company Consolidated Group; provided, however, that the calculation will not take into account any hypothetical effects of deconsolidation from the Company Consolidated Group. To the extent that such SpinCo Group member could have filed a separate consolidated, combined, joint, unitary or other similar Tax Return with one or more other members of the SpinCo Group for such type of Tax and taxable year, such Tax liability will be computed on the basis of such a hypothetical consolidated, combined, joint, unitary or other similar Tax Return for such taxable year and for similar prior taxable years. Use of Tax Benefits Attributes of a member of the SpinCo Group can be used in making such determination only to the extent that such attribute will actually be used on the Company Consolidated Group Return.

(2)         With respect to the determination of income and similar Taxes: (i) where the Tax liability of the Company Consolidated Group with respect to any state or local income Tax Return is calculated using an apportionment ratio based on the combined factors of the entities included in such Tax Return, the apportionment of net income or net loss of each relevant member of the SpinCo Group will be determined using the same apportionment ratio; and (ii) deductions, losses, income or gain attributable to deferred intercompany transactions (as defined under Regulations Section 1.1502-13 and corresponding provisions of state and local law) shall not be taken into account until such deductions, losses, income or gain are actually recognized and taken into account in the Company Consolidated Returns.

(3)         The Parties agree that neither will make (or will allow to be made) a ratable allocation election under Regulations Section 1.1502-76(b)(2)(ii)-(iii) or any other similar provision of state, local or non-U.S. Law.

(4)         Tax deductions and attributes for Pre-Closing Tax Periods shall be allocated between the Company (and members of the Company Group) and SpinCo (and members of the SpinCo Group) in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign Laws).

(5)          The Parties agree that the same elections, methods of accounting, allocations, methodologies and calculations shall be used for purposes of preparing the applicable Company Consolidated Return and determining SpinCo Taxes and Taxes of the Company Consolidated Group.

(iii)        With respect to any property or similar Taxes attributable to property held by any member of the SpinCo Group after the Separation, the entirety of such Taxes for a Straddle Period shall be payable by the SpinCo Group. With respect to any property or similar Taxes attributable to property held by any member of the Company Group after the Separation, the entirety of such Taxes for a Straddle Period shall be payable by the Company Group.

(c)          Valuation of SpinCo. Within 120 days after the Closing Date, SpinCo shall determine the value of the SpinCo Common Stock distributed in the Redemption, and provide such determination to the Company in writing. If the Company disagrees with the value determined by SpinCo, the Parties shall attempt in good faith to resolve such disagreement, and if they are not able to resolve their disagreement the matter shall be submitted for resolution to the Accounting Firm. The costs of the Accounting Firm will be borne half by the Company and half by SpinCo. The Company and SpinCo shall and shall cause their Affiliates to file all Tax Returns consistent with the value of SpinCo as determined pursuant to this Section 10.2(c) and shall not otherwise take any position for Tax purposes inconsistent with such value.

(d)          Determination of Separation or Redemption Taxes. “Separation or Redemption Taxes” shall mean any Taxes (including for this purpose any liability in respect of Taxes of any other Person payable by reason of Contract, assumption, successor or transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law)) of any member of the Company Group or SpinCo Group resulting from the consummation of the Separation or the Redemption, including but not limited to (i) any Taxes resulting from the separation of the OEM Solutions Business and the Symmetry Surgical Business and the distribution of the Symmetry Surgical Business and any actions to effect such separation and distribution, including any transactions described in Article II or Article III of this Agreement or the Redemption (and including any Taxes triggered pursuant to the operation of Regulations Section 1.1502-13 or 1.1502-19, and, in each case any similar provision of state, local or non-U.S. Law), (ii) any Taxes resulting from the settlement (including cancelation or contribution to capital) of any intercompany debt or the repatriation of cash held in a non-U.S. jurisdiction, in each case either from the date of the Merger Agreement to the Effective Time or pursuant to this Agreement or the Merger Agreement, and (iii) any withholding Taxes imposed on a member of the Company Group in connection with the Redemption to the extent such withholding Tax is not satisfied through a withholding of purchase price in the Merger pursuant to Section 3.6 of the Merger Agreement, through withholding pursuant to Section 3.5 of this Agreement or from employees’ compensation through payroll; provided, that Separation or Redemption Taxes shall not include Taxes resulting from actions taken by or at the direction of Buyer or the Company on the Closing Date after the Effective Time.

Section 10.3         Transfer Taxes. All sales, use, transfer, recordation, documentary, stamp or similar Taxes (“Transfer Taxes”) resulting from the Separation or the Redemption shall be borne by SpinCo. All Transfer Taxes resulting from the consummation of the Merger (other than from the Redemption) shall be borne by the Buyer or the Company. The Buyer, the Company, SpinCo and their Affiliates shall cooperate with each other in the preparation and filing of any Tax Returns required to be filed with respect to such Transfer Taxes.

Section 10.4         Tax Benefit Attributes.

(a)          Carrybacks. If a Tax Benefit Attribute arises in any taxable period beginning after the date of the Effective Time in respect of any Tax Return of SpinCo or any other member of the SpinCo Group, to the fullest extent permitted under applicable Tax Law, the SpinCo Consolidated Group, or the relevant member of the SpinCo Group, as applicable, shall waive the carryback of such Tax Benefit Attribute. In the event the carryback of such Tax Benefit Attribute cannot be waived, the Company shall pay to SpinCo an amount equal to any refund, credit or reduction in Tax recognized (at the time the same is recognized) by the Company Consolidated Group as of result of the carryback of such Tax Benefit Attribute.

(b)          Carryforwards. The Company shall notify SpinCo (i) as soon as practicable after the date of the Effective Time, of any consolidated carryover item that may be partially or totally allocable to a member of the SpinCo Group and carried over to a taxable period beginning after the date of the Effective Time and (ii) promptly of subsequent adjustments which may affect such carryover item.

(c)          Use of Tax Benefit Attributes. The Buyer, the Company and their Affiliates shall not make any election after the date of the Effective Time under Treasury Regulations under Section 1502 of the Code (or similar provisions under state, local or foreign Law) that would have the effect of reducing any Tax attributes of SpinCo or any of its Subsidiaries (or reattributing any such Tax attributes to the Buyer, the Company or any of their Subsidiaries), and the Buyer, the Company and their Affiliates shall consult with SpinCo so as to ensure no such reduction in or reattributing of Tax attributes. The Company shall make an election under Treasury Regulation Section 1.1502-36(d)(6)(i) (or Section 362(e) of the Code or other similar provision of Law) with respect to SpinCo and members of the SpinCo Group, and no election under Section 336(e) or Section 338 of the Code shall be made with respect to the transactions contemplated by this Agreement or the Merger Agreement.

(d)          Certain Deductions. To the extent that, in the Company’s reasonable judgment, the total deductions of the Company Group resulting from the vesting of Company Restricted Shares and Company Restricted Stock Units in connection with the Merger is lower than $12.19 million, then promptly following receiving written notice of such determination from the Company, SpinCo shall pay to the Company an amount equal to (x) the shortfall between such total deductions available to the Company Group under such determination and $12.19 million multiplied by (y) 40%. If SpinCo disagrees with the Company’s determination under this Section 10.4(d), the parties shall work together in good faith to resolve such dispute. If the parties are unable to resolve such dispute within 30 days after the receipt of the Company’s determination, the dispute shall be resolved by the Accounting Firm. The determination of the Accounting Firm, shall be binding on Buyer, the Company, SpinCo and their Affiliates. The costs, fees and expenses of the Accounting Firm will be borne half by the Company and half by SpinCo.

(e)          No Payments for Tax Benefit Attributes. No member of a Group that utilizes a Tax Benefit Attribute of a member of the other Group shall be required to compensate or make any payment to such member of the other Group with respect to the utilization of such Tax Benefit Attribute except as provided in Section 10.4(a) or Section 10.4(d).

Section 10.5         Consistency in Filing Tax Returns. On or after the date of the Effective Time, neither the Company nor SpinCo shall or shall permit any member of its Group to, make or change any accounting method, change its taxable year, amend any Tax Return or take any Tax position on any Tax Return, in each case with respect to a taxable year ending on or prior to the date of the Effective Time, except (i) as required by applicable Law or (ii) with the prior written consent of SpinCo, in the case of such a change, amendment, or position by the Company Group, or the Company, in the case of such a change, amendment or position by the SpinCo Group, which consent shall in each case not be unreasonably withheld or delayed. The Parties hereto agree to file, and to cause the other members of the Company Group and the SpinCo Group, as applicable, to file, all U.S. federal, state, local and foreign income Tax Returns in accordance with this Article X.

Section 10.6         Tax Characterization of Spinco Consideration. The Spinco Consideration and the Spinco Consideration Equivalent Amount shall be treated for Tax purposes as part of the consideration paid in partial redemption of Company Common Stock, Cash-Out Options, Non-Cash-Out Options, Company Restricted Shares and Company Restricted Stock Units in the Merger pursuant to the Merger Agreement, and the Parties and their Affiliates shall file all Tax Returns and otherwise report consistently with such treatment unless otherwise required pursuant to a “final determination” as defined in Section 1313 of the Code.

Section 10.7         Refunds. SpinCo shall have the right to (i) any Tax refunds of SpinCo Taxes for Pre-Closing Tax Periods and (ii) the refunds described in Schedule 10.7 to the extent received after the Merger, in each case including any interest thereon paid by a taxing authority. The Company shall promptly pay or cause to be paid to SpinCo any such refund to which SpinCo is entitled that is received by a member of the Company Group or the Buyer or any of its Affiliates (net of any reasonable out-of-pocket expense incurred in connection with such refund). The Company shall have the right to any Tax refunds of Taxes of the Company that are not SpinCo Taxes for Pre-Closing Tax Periods and any interest thereon paid by a taxing authority. SpinCo shall promptly pay or cause to be paid to the Company any such refund to which the Company is entitled that is received by a member of the SpinCo Group any of their Affiliates (net of any reasonable out-of-pocket expense incurred in connection with such refund).

Section 10.8         Information and Cooperation.

(a)          SpinCo Tax Information. SpinCo shall deliver (or cause to be delivered) to the Company, as soon as practicable upon the Company’s request, such information and data concerning the operations conducted before or as of the date of the Effective Time or in a Straddle Period by the SpinCo Group, and the members of the SpinCo Group shall make available such knowledgeable employees of the SpinCo Group as the Company may reasonably request, including providing the information and data required by the Company’s customary internal tax and accounting procedures, in order to enable the Company to complete and timely file all Tax Returns that the Company may be required to file with respect to the activities of any member of the SpinCo Group, to respond to audits by any taxing authorities with respect to such activities, to prosecute or defend any administrative or judicial proceeding and to otherwise enable the Company to satisfy its accounting and tax requirements. In addition, SpinCo shall make available to the Company SpinCo’s knowledgeable employees for such purpose during normal business hours on a mutually convenient basis. The Company shall reimburse SpinCo for reasonable out-of-pocket expenses incurred by SpinCo in connection with this Section 10.8(a).

(b)          Company Tax Information. The Company shall deliver, or cause to be delivered, to SpinCo, as soon as practicable after SpinCo’s request, such information and data in respect of SpinCo Separate Returns for Pre-Closing Tax Periods or information concerning any Tax Benefit Attributes that were allocated to a member of the SpinCo Group if such information is reasonably necessary for SpinCo to complete and timely file any Tax Returns that SpinCo may be required to file with respect to the activities of any member of the SpinCo Group, to respond to audits by any taxing authorities with respect to such activities, to prosecute or defend claims for Taxes in any administrative or judicial proceedings and to otherwise enable SpinCo to satisfy its accounting and tax requirements. In addition, the Company shall make available to SpinCo the Company’s knowledgeable employees for such purpose during normal business hours on a mutually convenient basis. SpinCo shall reimburse the Company for reasonable out-of-pocket expenses incurred by the Company in connection with this Section 10.8(b).

(c)          Cooperation. SpinCo, the Company, the Buyer and their Affiliates will cooperate fully and promptly, as and to the extent reasonably requested by any of the other parties and at the expense of the requesting party, in connection with any Tax matters relating to SpinCo and its Subsidiaries. Such cooperation and information will include retaining and providing copies of relevant Tax Returns or portions thereof that are reasonably relevant to any such Tax matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

Section 10.9         Contests. SpinCo shall promptly forward any written notice of deficiency, claim or adjustment or any other written communication that any member of the SpinCo Group receives from a taxing authority to the Company if such notice or communication may relate to any Company Consolidated Return or any other matter for which the Company may be liable hereunder. The Company shall promptly forward any written notice of deficiency, claim or adjustment or any other written communication that any member of the Company Group receives from a taxing authority to SpinCo if such notice or communication may relate to a SpinCo Separate Return, a SpinCo Tax or any other matter for which SpinCo may be liable hereunder. The Company shall allow, and shall cause its Affiliates to allow, SpinCo to participate at its own expense in any Tax audit, examination or other claim or proceeding concerning a Company Consolidated Return or other Tax Return to the extent such Tax Return relates to any member of the SpinCo Group or SpinCo Taxes. The Company shall not settle such Tax audit, examination or other claim or proceeding without the prior written consent of SpinCo, which consent shall not be unreasonably withheld or delayed.

Article XI
FURTHER ASSURANCES

Section 11.1         Further Assurances.

(a)          In addition to and without limiting the actions specifically provided in this Agreement, each of the Parties hereto shall use commercially efforts, prior to, on and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          Without limiting the foregoing, prior to, on and after the Closing Date, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements, including the assignment and transfer of the SpinCo Assets, the assignment and assumption of the SpinCo Liabilities and the other transactions contemplated hereby and thereby.

(c)          From and after the Separation, if there is any asset that is used primarily in the OEM Solutions Business or the Symmetry Surgical Business that is critical to operate the other, in the manner in which it was operated immediately prior to the Separation, the parties shall work in good faith to make such asset or the benefit thereof available to the other pursuant to the Transition Services Agreement or another mutually agreeable arrangement on commercially reasonable terms negotiated in good faith.

Section 11.2         Savings Clause. To the extent any assignment of any contract, agreement or other instrument pursuant to the terms of this Agreement would violate the terms of such contract, agreement or instrument, such assignment shall be voidable, and the Parties will endeavor in good faith to subcontract to each other the benefits contemplated by such assignment, and/or seek the consent to such assignment from the other party(ies) thereto, including entering into novation agreements as such other party(ies) may reasonably require. To the extent any assigned or novated contract, agreement or other instrument has a useful benefit to the ongoing business of the assignor of such contract, agreement or other instrument, the assignee thereof shall in good faith cooperate with the assignor in seeking to retain such benefit on a non-exclusive basis whether by subcontract or contact with (and if necessary negotiation with) the other party(ies) to such contract to retain such benefit by execution of a new or replacement contract, agreement or other instrument.

Section 11.3         Schedules. The schedules referenced in this Agreement shall be updated prior to the Closing Date as may be reasonably required due to apparent error contained therein; provided, that Buyer shall have the right to review and consent to changes to the schedules with reasonable advance notice, such consent not to be unreasonably withheld.

Article XII
TERMINATION

Section 12.1         Termination. Notwithstanding anything to the contrary herein, this Agreement (including ARTICLE V (Releases and Indemnification) hereof) may be terminated and the Spinoff Plan may be amended, modified or abandoned, in each case, at any time prior to the Closing Date by the Company; provided, that unless the Merger Agreement has been terminated in accordance with its terms prior to the Effective Time, any such termination, amendment, modification or abandonment shall require the prior written consent of Buyer in its sole discretion. In the event of such termination, no Party shall have any Liability to the other Party or any other Person. After the Closing Date, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Article XIII
MISCELLANEOUS

Section 13.1         Counterparts; Entire Agreement.

(a)          This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(b)          This Agreement, the Ancillary Agreements and the schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Ancillary Agreement, the terms and conditions of this Agreement (including amendments hereto) shall control.

Section 13.2         Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 13.3         Assignability. The provisions of this Agreement, each Ancillary Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void.

Section 13.4         Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Company Indemnitee or SpinCo Indemnitee in their respective capacities as such, and except for Buyer, which is an intended third party beneficiary hereof, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 13.5         Notices. All notices, requests, claims, demands or other communications under this Agreement or any Ancillary Agreement will be in writing and will be given (and will be deemed to have been duly given): (a) when delivered, if delivered in person; (b) when sent by email; provided, that receipt of the email is confirmed in writing (including by email); (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested); and (d) one (1) Business Day after sending, if sent by overnight courier, in each case to the respective parties at the following addresses:

If to the Company, to:

3034 Owen Dr.

Antioch, Tennessee 37013

Attention:          Chief Executive Officer

            General Counsel

Email:                tom.sullivan@symmetrymedical.com

            david.milne@symmetrymedical.com

with a copy (if prior to the Closing Date), which shall not constitute notice, to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention:          James T. Lidbury

Email:                James.Lidbury@ropesgray.com

with a copy (if after the Closing Date), which shall not constitute notice, to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention:          Craig Adas

Email:                craig.adas@weil.com

If to SpinCo, to:

3034 Owen Dr.

Antioch, Tennessee 37013

Attention:          Chief Executive Officer

            General Counsel

Email:                tom.sullivan@symmetrymedical.com

            david.milne@symmetrymedical.com

with a copy, which shall not constitute notice, to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention:           James T. Lidbury

Email:                 James.Lidbury@ropesgray.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given by delivery of notice in accordance with this Section 13.5.

Section 13.6         Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 13.7         Publicity. Prior to the Closing Date, each of SpinCo and the Company shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Merger or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto. From and after the Closing Date, neither the Company nor SpinCo (or any member of their respective Groups) shall issue any press release or otherwise make any public statements with respect to the Separation, the Merger or any of the other transactions contemplated hereby, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system

Section 13.8         Expenses. Whether or not the Separation or the Merger is consummated, and except as specifically provided to the contrary in any Ancillary Agreement, all Third Party fees, costs and expenses paid or incurred in connection with the transactions contemplated by this Agreement will be paid by SpinCo.

Section 13.9         Headings; Interpretation. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement. When a reference is made in this Agreement to an Article, Section, or Schedule, such reference shall be to an Article, Section, or Schedule of this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” as used in this Agreement shall not be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns. All schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 13.10         Survival of Covenants. Except as expressly set forth in any Ancillary Agreement and subject to termination of this Agreement pursuant to Section 12.1, all covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the Merger and remain in full force and effect in accordance with their applicable terms.

Section 13.11         Waivers of Default. The failure of either Party to require strict performance by the other Party of any provision in this Agreement or any Ancillary Agreement will not waive or diminish such Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 13.12         Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (a) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Article IX, and any provisional or temporary injunctive relief in accordance therewith, (b) an injunction, restraining order or other equitable relief in accordance with Section 6.7, and (c) enforcement of any award of an arbitral tribunal in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 13.13         Amendments. This Agreement may be modified or amended by an agreement in writing signed by each of the Parties; provided, that unless the Merger Agreement has been terminated in accordance with its terms prior to the Effective Time, any such modification or amendment (including any amendment or modification to the Spinoff Plan or any other schedule hereto) shall require the prior written consent of Buyer in its sole discretion.

Section 13.14         Waiver of Jury Trial. SUBJECT TO ARTICLE 9 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.14.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Separation Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SYMMETRY MEDICAL INC.

By:	/s/Thomas J. Sullivan
Name: Thomas J. Sullivan
Title: President and Chief Executive Officer

RACECAR SPINCO, INC.

By:	/s/Thomas J. Sullivan
Name: Thomas J. Sullivan
Title: President